EverBank Financial Corp Announces Second Quarter 2013 Financial Results

Earnings per Share of $0.35
12.7% Return on Equity for the Quarter
Organic Asset Generation Increased 15% From Prior Quarter to $3.8 Billion
Increased Quarterly Common Stock Dividend to $0.03

JACKSONVILLE, FL, July 30, 2013 - EverBank Financial Corp (NYSE: EVER) announced today its financial results for the second quarter ended June 30, 2013.
GAAP diluted earnings per share was $0.35, a 17% increase from $0.30 in the first quarter 2013 and a 289% increase from $0.09 in the second quarter 2012. Adjusted diluted earnings per share was $0.28, a 15% decrease from $0.33 in the first quarter 2013 and a 15% decrease from $0.33 in the second quarter 2012.1
“EverBank's results for the second quarter highlight the power of our banking franchise as we achieved quarterly portfolio loan growth of 5% and a return on equity of 12.7%," said Robert M. Clements, Chairman and Chief Executive Officer. "The second quarter saw a meaningful rise in interest rates and we look forward to benefiting from this transition given the composition of our balance sheet and flexibility of our business model. We remain confident in our ability to generate earnings growth and attractive risk-adjusted returns over the long term."
Second Quarter 2013 Key Highlights

•	Return on equity ("ROE") was 12.7% and adjusted ROE was 10.2%.

•	Net income of $46 million, an increase of 17% compared to the prior quarter and an increase of 312% compared to the second quarter of 2012.

•	Adjusted net income of $37 million, a decrease of 15% compared to the prior quarter and an increase of 2% compared to the second quarter of 2012.

•	Revenue of $288 million, an increase of 4% compared to the prior quarter and an increase of 45% compared to the second quarter of 2012.

•	Total organic asset generation of $3.8 billion, an increase of 15% compared to the prior quarter and an increase of 39% compared to the second quarter of 2012.

•	Total loans and leases held for investment were $12.9 billion, an increase of 5% compared to the prior quarter.

•	Annualized net charge-offs to average loans and leases held for investment were 0.12% for the quarter.

•	Tangible common equity per common share was $11.00 at June 30, 2013, an increase of 3% compared to the prior quarter and an increase of 10% compared to the second quarter 2012.

•	Our board of directors approved a 50% increase in the quarterly common stock dividend to $0.03 per share.
"EverBank is benefiting from its strategic expansion into commercial and retail lending, with second quarter commercial lending and leasing loan growth of 5% and retail lending origination growth of 45% compared to the prior quarter," said W. Blake Wilson, President and Chief Operating Officer. "As the market transitions, we are keenly focused on optimizing efficiency at the business unit level. In addition, having completed our significant infrastructure investments, we anticipate achieving meaningful operating leverage across the organization."

[1]	A reconciliation of Non-GAAP financial measures can be found in the financial tables attached hereto.

Balance Sheet
Diversified Loan Growth
Total portfolio loans held for investment were $12.9 billion at June 30, 2013, an increase of $0.6 billion, or 5%, from the prior quarter. Year over year, this represents a $5.1 billion, or 65%, increase. Loans held for investment for the second quarter 2013 were comprised of:

($ in millions)	June 30, 2013	March 31, 2013	June 30, 2012
Residential mortgages	$6,586	$6,280	$5,061
Commercial & commercial real estate	3,798	3,722	1,320
Warehouse finance	1,292	1,161	527
Lease financing receivables	1,015	911	681
Other	176	181	196
Total HFI	$12,867	$12,255	$7,785

During the second quarter, residential loans HFI increased by 5% compared to the prior quarter to $6.6 billion as we experienced significant growth in our prime jumbo hybrid ARM portfolio. Based on the current rate environment, we expect to continue to originate prime jumbo loans for our balance sheet and will selectively evaluate capital market executions. This strategy is consistent with our approach of retaining high quality loans with attractive risk-adjusted returns for our portfolio.
Our commercial lending and leasing platforms experienced strong growth in the quarter and represent approximately 47% of loans HFI in the second quarter compared to approximately 32% a year ago. Our focus on high quality commercial lending and leasing assets positions us to benefit from higher interest rate levels.
Loan Origination Activities
Organic asset generation totaled $3.8 billion and retained organic production totaled $1.1 billion for the second quarter of 2013, an increase of 15% and 111%, respectively, from the prior quarter. Total commercial loans and leases originated during the quarter were $0.5 billion, including commercial real estate originations of $0.2 billion. This represents an increase of 31% and 149%, respectively, compared to the prior quarter.
Residential loan originations were $3.2 billion for the second quarter, an increase of 12% compared to the prior quarter. Origination volume from our retail channel was $1.2 billion in the second quarter, an increase of 45% from the prior quarter and a 293% increase year over year. Purchase transactions represented 32% of total volumes and 49% of retail volumes, compared to 19% and 32%, respectively, in the prior quarter. We originated record prime jumbo loan volume of $1.1 billion during the second quarter, an increase of 36% over the prior quarter, including hybrid ARM volume of $0.5 billion and fixed-rate volume of $0.6 billion.
Subsequent to the end of the quarter, we executed a sale of our fixed-rate prime jumbo loans classified as held for sale at June 30, 2013. The transaction is expected to close in the third quarter, subject to customary closing conditions.
Deposit Growth
Total deposits were $13.7 billion at June 30, 2013, flat quarter over quarter, as increased transaction, savings and money market balances were offset by lower time deposit balances. Year over year, total deposits grew by $2.9 billion, or 27%, from $10.8 billion. At June 30, 2013, our deposits were comprised of the following:

($ in millions)	June 30, 2013	March 31, 2013	June 30, 2012
Noninterest-bearing demand	$1,205	$1,287	$1,357
Interest-bearing demand	3,082	2,933	2,159
Savings and money market accounts	5,153	4,902	3,960
Global market-based accounts	1,051	1,136	1,266
Time, excluding market-based	3,179	3,416	2,062
Total deposits	$13,670	$13,674	$10,804
Total other borrowings were $2.7 billion at June 30, 2013, a decrease of 1% quarter over quarter. We expect to continue to replace a portion of our wholesale borrowings with core deposits over time.

Capital Strength
Total shareholders' equity was $1.5 billion at June 30, 2013, an increase of 3% quarter over quarter. The bank’s Tier 1 leverage ratio was 8.3% and total risk-based capital ratio was 13.7% at June 30, 2013. As a result, the bank is considered "well-capitalized" under all applicable regulatory guidelines.
The final Basel III rules increased our estimate of the fully phased-in common equity tier 1 capital ratio from 8.5% - 9.0% to 9.0% - 9.5%.

Credit Quality
Our adjusted non-performing assets were 0.92% of total assets at June 30, 2013, a decrease from 0.99% for the prior quarter and 1.46% at June 30, 2012. Net charge-offs during the second quarter of 2013 were $4 million, a decrease of $3 million, or 48%, compared to the first quarter of 2013, driven by a $3 million increase in recoveries. On an annualized basis, net charge-offs were 0.12% of total average loans and leases held for investment, compared to 0.23% for the prior quarter and 0.34% for the second quarter of 2012.

Originated Loan Repurchase Activity
During the second quarter of 2013, we experienced net realized losses on loan repurchases of $2.7 million and recorded a net recovery of provision of $0.2 million on repurchase obligations for loans sold or securitized. Our reserve declined from $25 million in the first quarter of 2013 to $22 million in the second quarter of 2013. We continue to be well reserved with approximately 5 quarters of coverage based on the average quarterly loss rate over the trailing four quarters. We believe that our 0.10% total loss rate is indicative of our disciplined underwriting guidelines and risk management culture.

Income Statement Highlights
Continued Revenue Growth
Revenue for the second quarter of 2013 was $288 million, an increase of $11 million, or 4%, from $277 million in the first quarter 2013. The increase from the prior quarter was due to strong non-interest income driven by the positive contribution from net loan servicing income and loan production revenue, offset by lower gain on sale of loans income and other fee income.
Net Interest Income
For the second quarter of 2013, net interest income was $141 million, a $3 million, or 2%, decrease compared to the prior quarter. This decrease was attributed to lower investment securities average balances and yields, lower loans and leases HFI average balances and yields, lower lease financing receivables yields and higher yields in our wholesale borrowings. Offsetting these were a decline in deposit interest cost driven by lower deposit pricing beginning in June and an increase in loans HFS average balances and yields.
Core net interest margin, which is net interest margin excluding the impact of Tygris excess accretion, decreased to 3.21% for the second quarter of 2013 from 3.27% in the first quarter of 2013.
Noninterest Income
Noninterest income for the second quarter of 2013 was $147 million, an increase of $13 million, or 10%, compared to the prior quarter. This increase was driven by a $24 million improvement in net loan servicing income, offset by a $6 million decline in gain on sale of loans income and a $3 million decrease in other income. Our gain on sale margin decreased by 87 basis points during the quarter to 2.16%, primarily driven by changes in interest rates and related mortgage spread widening that occurred at the end of the quarter.
Noninterest Expense
Noninterest expense for the second quarter of 2013 increased by $2 million, or 1%, to $214 million from $212 million in the prior quarter. Adjusted for foreclosure review costs of $18 million, noninterest expense was $196 million in the quarter, a decrease of 2% compared to $200 million in the first quarter. We expect that the initial file review of the independent foreclosure review pursuant to the consent order will be completed by early to mid August. General and administrative expense, excluding credit-related expenses, decreased $9 million, or 14%, from the first quarter due to a decline in FDIC assessment and agency fees as well as lower advertising and marketing expenses. Salaries, commissions and employee benefits increased by $8 million, or 7%, due to continued hiring activity to support our retail mortgage lending expansion as well as increased staffing in our servicing operation related to onboarding the $13 billion unpaid principal balance Fannie Mae acquisition completed in the second quarter.
Income Tax Expense
Our effective tax rate for the first and second quarter of 2013 was 38%, compared to 36% for the second quarter 2012.

Segment Analysis for the Second Quarter of 2013

•	Banking and Wealth Management pre-tax income was $89 million, a 17% increase compared to the prior quarter.

•	Mortgage Banking pre-tax income was $10 million, a 23% decrease compared to the prior quarter.

•	Corporate Services had a pre-tax loss of $25 million, a 6% improvement compared to the pre-tax loss in the prior quarter driven by lower noninterest expense.
Dividends
On July 23, 2013, the Company's Board of Directors declared a quarterly cash dividend of $0.03 per common share, payable on August 23, 2013, to stockholders of record as of August 12, 2013. This represents an increase of 50% from the prior quarter's cash dividend. Also on July 23, 2013, the Company's Board of Directors declared a quarterly cash dividend of $421.875, payable on October 5, 2013, for each share of 6.75% Series A Non-Cumulative Perpetual Preferred Stock held as of September 20, 2013.

Subsequent Event
Subsequent to the quarter end, EverBank announced it will cease originating residential mortgages through its wholesale broker lending channel while continuing to focus on growing its retail, consumer direct and correspondent lending channels. Origination volume attributable to the wholesale broker channel was $0.5 billion in the second quarter and $1.2 billion year-to-date. These actions will eliminate approximately 150 positions nationwide and result in a one-time after-tax charge of $2.0 to $4.0 million which will be incurred in the third quarter of 2013.

Conference Call and Webcast
The Company will host a conference call at 8:00 a.m. Eastern Time on Tuesday, July 30, 2013 to discuss its second quarter 2013 results. The dial-in number for the conference call is 1-866-652-5200 and the international dial-in number is 1-412-317-6060, passcode is 10031015. A live webcast of the conference call will also be available on the investor relations page of the Company's website at www.abouteverbank.com/ir.

About EverBank Financial Corp
EverBank Financial Corp, through its wholly-owned subsidiary EverBank, provides a diverse range of financial products and services directly to clients nationwide through multiple business channels. Headquartered in Jacksonville, Florida, EverBank has $18.4 billion in assets and $13.7 billion in deposits as of June 30, 2013. With an emphasis on value, innovation and service, EverBank offers a broad selection of banking, lending and investing products to consumers and businesses nationwide. EverBank provides services to clients through the internet, over the phone, through the mail, at its Florida-based financial centers and at other business offices throughout the country. More information on EverBank can be found at www.abouteverbank.com/ir.

Media Contact                                                    Investor Relations
Michael Cosgrove                                                877.755.6722
904.623.2029                                                   Investor.Relations@EverBank.com
Michael.Cosgrove@EverBank.com

Forward Looking Statements
This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company’s asset growth and earnings, industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: deterioration of general business and economic conditions, including the real estate and financial markets, in the United States and in the geographic regions and communities we serve; risks related to liquidity; our capital and liquidity requirements (including under regulatory capital standards, such as Basel III capital standards) and our ability to generate or raise capital; changes in interest rates that affect the pricing of our financial products, the demand for our financial services and the valuation of our financial assets and liabilities, mortgage servicing rights and mortgages held for sale; risk of higher loan and lease charge-offs; legislative or regulatory actions affecting or concerning mortgage loan modification and refinancing and foreclosure; our ability to comply with any supervisory actions to which we are or become subject as a result of examination by our regulators; concentration of our commercial real estate loan portfolio; higher than normal delinquency and default rates; limited ability to rely on brokered deposits as a part of our funding strategy; our ability to comply with the consent order and complete the independent foreclosure review in a timely manner; concentration of mass-affluent clients and jumbo mortgages; hedging strategies; the effectiveness of our derivatives to manage interest rate risk; delinquencies on our equipment leases and reductions in the resale value of leased equipment; increases in loan repurchase requests and our reserves for loan repurchases; changes in currency exchange rates or other political or economic changes in certain foreign countries; loss of key personnel; fraudulent and negligent acts by loan applicants, mortgage brokers, other vendors and our employees; changes in and compliance with laws and regulations that govern our operations; failure to establish and maintain effective internal controls and procedures; effects of changes in existing U.S. government or government-sponsored mortgage programs; changes in laws and regulations that may restrict our ability to originate or increase our risk of liability with respect to certain mortgage loans; risks related to the approval and consummation of anticipated acquisitions; risks related to the continuing integration of acquired businesses and any future acquisitions; environmental liabilities with respect to properties that we take title to upon foreclosure; and the inability of our banking subsidiary to pay dividends.
For additional factors that could materially affect our financial results, please refer to EverBank Financial Corp’s filings with the Securities and Exchange Commission, including but not limited to, the risks described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company undertakes no obligation to revise these statements following the date of this news release, except as required by law.

EverBank Financial Corp and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(Dollars in thousands, except per share data)

	June 30, 2013	December 31, 2012
Assets
Cash and due from banks	$40,841	$175,400
Interest-bearing deposits in banks	448,746	268,514
Total cash and cash equivalents	489,587	443,914
Investment securities:
Available for sale, at fair value	1,357,752	1,619,878
Held to maturity (fair value of $114,853 and $146,709 as of June 30, 2013 and December 31, 2012, respectively)	115,319	143,234
Other investments	142,225	158,172
Total investment securities	1,615,296	1,921,284
Loans held for sale (includes $1,327,883 and $1,452,236 carried at fair value as of June 30, 2013 and December 31, 2012, respectively)	2,000,390	2,088,046
Loans and leases held for investment:
Loans and leases held for investment, net of unearned income	12,867,388	12,505,089
Allowance for loan and lease losses	(73,469)	(82,102)
Total loans and leases held for investment, net	12,793,919	12,422,987
Equipment under operating leases, net	39,850	50,040
Mortgage servicing rights (MSR), net	462,718	375,859
Deferred income taxes, net	139,814	170,877
Premises and equipment, net	65,930	66,806
Other assets	755,368	703,065
Total Assets	$18,362,872	$18,242,878
Liabilities
Deposits:
Noninterest-bearing	$1,205,326	$1,445,783
Interest-bearing	12,464,540	11,696,605
Total deposits	13,669,866	13,142,388
Other borrowings	2,667,700	3,173,021
Trust preferred securities	103,750	103,750
Accounts payable and accrued liabilities	372,173	372,543
Total Liabilities	16,813,489	16,791,702
Commitments and Contingencies
Shareholders’ Equity
Series A 6.75% Non-Cumulative Perpetual Preferred Stock, $0.01 par value (liquidation preference of $25,000 per share;10,000,000 shares authorized; 6,000 issued and outstanding at June 30, 2013 and December 31, 2012)	150,000	150,000
Common Stock, $0.01 par value (500,000,000 shares authorized;122,383,260 and 120,987,955 issued and outstanding at June 30, 2013 and December 31, 2012, respectively)	1,224	1,210
Additional paid-in capital	827,682	811,085
Retained earnings	650,866	575,665
Accumulated other comprehensive income (loss) (AOCI)	(80,389)	(86,784)
Total Shareholders’ Equity	1,549,383	1,451,176
Total Liabilities and Shareholders’ Equity	$18,362,872	$18,242,878

EverBank Financial Corp and Subsidiaries
Condensed Consolidated Statements of Income (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Interest Income
Interest and fees on loans and leases	$172,723	$135,816	$346,509	$260,594
Interest and dividends on investment securities	14,813	20,699	31,063	41,248
Other interest income	317	82	615	186
Total Interest Income	187,853	156,597	378,187	302,028
Interest Expense
Deposits	26,567	20,419	53,390	41,393
Other borrowings	20,069	11,194	39,764	20,028
Total Interest Expense	46,636	31,613	93,154	61,421
Net Interest Income	141,217	124,984	285,033	240,607
Provision for Loan and Lease Losses	29	5,757	1,948	17,112
Net Interest Income after Provision for Loan and Lease Losses	141,188	119,227	283,085	223,495
Noninterest Income
Loan servicing fee income	47,192	42,483	89,355	88,039
Amortization and impairment of mortgage servicing rights	(3,373)	(64,277)	(25,896)	(108,760)
Net loan servicing income	43,819	(21,794)	63,459	(20,721)
Gain on sale of loans	75,837	69,926	158,148	118,103
Loan production revenue	10,063	9,852	19,552	17,289
Deposit fee income	4,290	5,828	10,215	12,067
Other lease income	6,471	8,822	12,882	17,485
Other	6,324	1,489	15,857	3,093
Total Noninterest Income	146,804	74,123	280,113	147,316
Noninterest Expense
Salaries, commissions and other employee benefits expense	118,457	76,277	228,936	142,867
Equipment expense	20,707	16,889	40,559	32,837
Occupancy expense	7,547	6,017	14,931	11,366
General and administrative expense	66,829	76,600	140,930	147,534
Total Noninterest Expense	213,540	175,783	425,356	334,604
Income before Provision for Income Taxes	74,452	17,567	137,842	36,207
Provision for Income Taxes	28,459	6,395	52,703	13,189
Net Income	$45,993	$11,172	$85,139	$23,018
Less: Net Income Allocated to Preferred Stock	(2,531)	(1,685)	(5,062)	(7,664)
Net Income Allocated to Common Shareholders	$43,462	$9,487	$80,077	$15,354
Basic Earnings Per Common Share	$0.36	$0.09	$0.66	$0.17
Diluted Earnings Per Common Share	$0.35	$0.09	$0.65	$0.17
Dividends Declared Per Common Share	$0.02	$—	$0.04	$—

Non-GAAP Financial Measures
This press release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Return on Equity, Adjusted Non-Performing Asset Ratio, Tangible Shareholders’ Equity, Tangible Common Shareholders' Equity, Adjusted Tangible Common Shareholders’ Equity, and Tangible Assets are non-GAAP financial measures. The Company’s management uses these measures to evaluate the underlying performance and efficiency of its operations. The Company’s management believes these non-GAAP measures allow for a better evaluation and transparency of the operating performance of the Company’s business and facilitate a meaningful comparison of our results in the current period to those in prior periods and future periods because these non-GAAP measures exclude certain items that may not be indicative of our core operating results and business outlook. In addition, the Company’s management believes that certain of these non-GAAP measures represent a consistent benchmark against which to evaluate the Company’s growth, profitability and capital position. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance, and not as a substitute for, the Company’s reported results. Moreover, the manner in which we calculate these measures may differ from that of other companies reporting non-GAAP measures with similar names.
In the tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated:

EverBank Financial Corp and Subsidiaries

Adjusted Net Income
	Three Months Ended
(dollars in thousands, except per share data)	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
Net income	$45,993	$39,146	$28,846	$22,178	$11,172
Transaction expense, net of tax	—	—	903	1,268	2,363
Non-recurring regulatory related expense, net of tax	12,042	11,425	9,564	1,326	3,780
Increase in Bank of Florida non-accretable discount, net of tax	(538)	950	486	111	463
Adoption of TDR guidance and policy change, net of tax	—	—	3,709	—	—
MSR impairment (recovery), net of tax	(20,194)	(7,784)	—	11,302	18,684
Adjusted net income	$37,303	$43,737	$43,508	$36,185	$36,462
Adjusted net income allocated to preferred stock	2,531	2,531	1,491	—	2,206
Adjusted net income allocated to common shareholders	$34,772	$41,206	$42,017	$36,185	$34,256
Adjusted net earnings per common share, basic	$0.28	$0.34	$0.35	$0.31	$0.34
Adjusted net earnings per common share, diluted	$0.28	$0.33	$0.34	$0.30	$0.33
Weighted average common shares outstanding:
(units in thousands)
Basic	122,281	121,583	120,773	118,038	100,779
Diluted	124,034	123,439	122,807	119,591	102,574

EverBank Financial Corp and Subsidiaries

Tangible Equity, Tangible Common Equity, Adjusted Tangible Common Equity and Tangible Assets
	(dollars in thousands)	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
	Shareholders’ equity	$1,549,383	$1,504,442	$1,451,176	$1,258,022	$1,181,369
	Less:
	Goodwill	46,859	46,859	46,859	10,238	10,238
	Intangible assets	6,867	7,394	7,921	6,348	6,700
	Tangible equity	1,495,657	1,450,189	1,396,396	1,241,436	1,164,431
	Less:
	Perpetual preferred stock	150,000	150,000	150,000	—	—
	Tangible common equity	1,345,657	1,300,189	1,246,396	1,241,436	1,164,431
	Less:
	Accumulated other comprehensive loss	(80,389)	(80,324)	(86,784)	(106,731)	(113,094)
	Adjusted tangible common equity	$1,426,046	$1,380,513	$1,333,180	$1,348,167	$1,277,525

	Total assets	$18,362,872	$18,306,488	$18,242,878	$16,509,440	$15,040,824
	Less:
	Goodwill	46,859	46,859	46,859	10,238	10,238
	Intangible assets	6,867	7,394	7,921	6,348	6,700
	Tangible assets	$18,309,146	$18,252,235	$18,188,098	$16,492,854	$15,023,886

	Regulatory Capital (bank level)
	(dollars in thousands)	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
	Shareholders’ equity	$1,598,419	$1,560,001	$1,518,934	$1,339,669	$1,263,687
Less:	Goodwill and other intangibles	(51,807)	(52,089)	(54,780)	(16,586)	(16,938)
	Disallowed servicing asset	(36,182)	(31,585)	(32,378)	(33,366)	(36,650)
	Disallowed deferred tax asset	(65,406)	(66,351)	(67,296)	(69,412)	(70,357)
Add:	Accumulated losses on securities and cash flow hedges	78,181	77,073	83,477	103,238	110,101
	Tier 1 capital	1,523,205	1,487,049	1,447,957	1,323,543	1,249,843
Less:	Low-level recourse and residual interests	—	—	—	—	—
Add:	Allowance for loan and lease losses	73,469	77,067	82,102	76,469	77,393
	Total regulatory capital	$1,596,674	$1,564,116	$1,530,059	$1,400,012	$1,327,236

	Adjusted total assets	$18,287,359	$18,234,886	$18,141,856	$16,488,067	$15,022,729
	Risk-weighted assets	11,656,698	11,406,725	11,339,415	8,701,164	8,424,290

EverBank Financial Corp and Subsidiaries
Non-Performing Assets(1)
(dollars in thousands)	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
Non-accrual loans and leases:
Residential mortgages	$64,230	$69,876	$73,752	$75,355	$66,956
Commercial and commercial real estate	60,636	63,924	76,289	85,306	95,882
Lease financing receivables	2,601	2,791	2,010	2,018	1,295
Home equity lines	4,368	4,513	4,246	4,492	4,256
Consumer and credit card	243	364	332	479	573
Total non-accrual loans and leases	132,078	141,468	156,629	167,650	168,962
Accruing loans 90 days or more past due	—	—	—	1,973	1,800
Total non-performing loans (NPL)	132,078	141,468	156,629	169,623	170,762
Other real estate owned (OREO)	36,528	39,576	40,492	43,612	49,248
Total non-performing assets (NPA)	168,606	181,044	197,121	213,235	220,010
Troubled debt restructurings (TDR) less than 90 days past due	82,236	88,888	90,094	82,030	93,184
Total NPA and TDR(1)	$250,842	$269,932	$287,215	$295,265	$313,194

Total NPA and TDR	$250,842	$269,932	$287,215	$295,265	$313,194
Government-insured 90 days or more past due still accruing	1,405,848	1,547,995	1,729,877	1,684,550	1,647,567
Loans accounted for under ASC 310-30:
90 days or more past due	54,054	67,630	79,984	117,506	140,797
OREO	21,194	22,955	16,528	18,557	20,379
Total regulatory NPA and TDR	$1,731,938	$1,908,512	$2,113,604	$2,115,878	$2,121,937
Adjusted credit quality ratios excluding government-insured loans and loans accounted for under ASC 310-30: (1)
NPL to total loans	0.89%	0.97%	1.08%	1.49%	1.57%
NPA to total assets	0.92%	0.99%	1.08%	1.29%	1.46%
NPA and TDR to total assets	1.37%	1.47%	1.57%	1.79%	2.08%
Credit quality ratios including government-insured loans and loans accounted for under ASC 310-30:
NPL to total loans	10.76%	12.04%	13.55%	17.32%	18.00%
NPA to total assets	8.98%	9.94%	11.09%	12.32%	13.49%
NPA and TDR to total assets	9.43%	10.43%	11.59%	12.82%	14.11%

(1)
We define non-performing assets, or NPA, as non-accrual loans, accruing loans past due 90 days or more and foreclosed property. Our NPA calculation excludes government-insured pool buyout loans for which payment is insured by the government. We also exclude loans and foreclosed property accounted for under ASC 310-30 because we expect to fully collect the carrying value of such loans and foreclosed property.

EverBank Financial Corp and Subsidiaries
Business Segments Selected Financial Information
(dollars in thousands)	Banking and Wealth Management	Mortgage Banking	Corporate Services	Eliminations	Consolidated
Three Months Ended June 30, 2013
Net interest income	$127,072	$15,719	$(1,574)	$—	$141,217
Provision for loan and lease losses	(1,320)	1,349	—	—	29
Net interest income after provision for loan and lease losses	128,392	14,370	(1,574)	—	141,188
Noninterest income	32,654	113,901	249	—	146,804
Noninterest expense:
Foreclosure and OREO expense	6,577	3,037	—	—	9,614
Other credit-related expenses	1,238	612	—	—	1,850
All other noninterest expense	64,155	114,275	23,646	—	202,076
Income (loss) before income tax	89,076	10,347	(24,971)	—	74,452
Adjustment items (pre-tax):
Increase in Bank of Florida non-accretable discount	(867)	—	—	—	(867)
MSR impairment (recovery)	—	(32,572)	—	—	(32,572)
Transaction and non-recurring regulatory related expense	—	18,012	1,410	—	19,422
Adjusted income (loss) before income tax	88,209	(4,213)	(23,561)	—	60,435
Total assets as of June 30, 2013	15,588,567	2,805,876	194,395	(225,966)	18,362,872

Three Months Ended March 31, 2013
Net interest income	$132,373	$13,014	$(1,571)	$—	$143,816
Provision for loan and lease losses	(79)	1,998	—	—	1,919
Net interest income after provision for loan and lease losses	132,452	11,016	(1,571)	—	141,897
Noninterest income	27,781	105,369	159	—	133,309
Noninterest expense:
Foreclosure and OREO expense	5,285	1,742	—	—	7,027
Other credit-related expenses	670	1,658	—	—	2,328
All other noninterest expense	77,848	99,538	25,075	—	202,461
Income (loss) before income tax	76,430	13,447	(26,487)	—	63,390
Adjustment items (pre-tax):
Increase in Bank of Florida non-accretable discount	1,532	—	—	—	1,532
MSR impairment (recovery)	—	(12,555)	—	—	(12,555)
Transaction and non-recurring regulatory related expense	5,252	11,531	1,646	—	18,429
Adjusted income (loss) before income tax	83,214	12,423	(24,841)	—	70,796
Total assets as of March 31, 2013	15,251,578	3,152,487	158,767	(256,344)	18,306,488

Three Months Ended June 30, 2012
Net interest income	$114,801	$11,790	$(1,607)	$—	$124,984
Provision for loan and lease losses	5,041	716	—	—	5,757
Net interest income after provision for loan and lease losses	109,760	11,074	(1,607)	—	119,227
Noninterest income	25,605	48,524	(6)	—	74,123
Noninterest expense:
Foreclosure and OREO expense	12,378	2,591	—	—	14,969
Other credit-related expenses	1,604	4,193	9	—	5,806
All other noninterest expense	61,564	60,686	32,758	—	155,008
Income (loss) before income tax	59,819	(7,872)	(34,380)	—	17,567
Adjustment items (pre-tax):
Increase in Bank of Florida non-accretable discount	747	—	—	—	747
MSR impairment (recovery)	—	30,135	—	—	30,135
Transaction and non-recurring regulatory related expense	—	5,461	4,448	—	9,909
Adjusted income (loss) before income tax	60,566	27,724	(29,932)	—	58,358
Total assets as of June 30, 2012	13,327,046	1,902,152	124,406	(312,780)	15,040,824